                                                                    Exhibit 99.1

Contact:
Richard K. Davis
VP General Counsel
Datatec Systems
RICHARDDAVIS@DATATEC.COM
(770) 667-8488

                   DATATEC SYSTEMS ANNOUNCES THE FORMATION OF
            A SPECIAL INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS

Alpharetta,  Ga - November 15, 2004- Datatec  Systems,  Inc.  (DATC.PK) is an IT
professional services firm focused exclusively on the configuration, staging and
implementation   of   large-scale,   complex,   local  and  wide  area  networks
incorporating a broad range of technology.

Datatec has previously announced that it has retained Traxi LLC, a financial and
restructuring   consultant,   to  assist  the  Company  in  exploring  strategic
alternatives,  including a financial  restructuring  or sale of the Company.  To help facilitate such exploration, the Company has announced today that the Board of Directors has formed a special independent committee to review, negotiate and authorize  agreements  related  to any  financial  restructuring  or sale of the
Company.

The Company also announced that Raul Pupo,  Datatec's Chief  Executive  Officer, has  informed  the  Company  that he intends to lead a group of  individual  and institutional  investors  to bid on the  assets of the  Company.  The group will include key management  personnel as well as Board member Walter  Grossman.  Mr.
Pupo indicated that the group is committed to continuing the Company's  focus on its core  strengths  of staging,  configuration,  and  deployment  services.  In connection  with the  formation  of the group of  investors,  Mr.  Grossman  has resigned from the Board of Directors

The  special  independent  sub-committee  has  retained  the law firm of  Olshan
Grundman  Frome  Rosenzweig  &  Wolosky  LLP as  counsel  to the  committee.  In connection with such retention, Robert H. Friedman, a partner at Olshan Grundman and member of the Company's Board of Directors,  has resigned from the Company's
Board of Directors.

In addition,  Per-Olof Loof, Chairman of the Board of Directors, has resigned. A successor Chairman has not yet been appointed.

ABOUT TRAXI LLC

Traxi LLC is a special  situation  advisory  firm  dedicated  to  providing  its clients  with  value  enhancing  solutions  in the areas of  corporate  finance, restructuring, transaction support and asset recovery.

ABOUT DATATEC SYSTEMS, INC.

Datatec  Systems  specializes  in  the  large-scale   deployment  of  networking
technologies.   Datatec's   deployment   services  utilize  a   software-enabled
implementation   model  and  'best  practices'   structured  process  to  ensure
consistent  outcomes.  Datatec's  customers  include Fortune 1000 companies with large, complex, multi-branch environments and world class technology providers.

This Press Release  contains  forward-looking  statements  within the meaning of
Section 27A of the  Securities  Act of 1933 and  Section  21E of the  Securities
Exchange  Act  of  1934.  Such  forward-looking  statements  involve  risks  and uncertainties  that may cause the actual  results or objectives to be materially different from those expressed or implied by such forward-looking  statements as more fully  discussed in  Datatec's  filings  with the  Securities  and Exchange
Commission.

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